Exhibit 10.1
FIRST AMENDMENT TO

SHARE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”) is made as of this 22nd day of March, 2011 by and among OCZ Technology Group, Inc., a Delaware corporation (the “Purchaser” or “OCZ”), Indilinx Co., Ltd., a company organized under the laws of the Republic of Korea (the “Company”), the undersigned holders of all of the outstanding capital stock of the Company (each a “Seller” and collectively, the “Sellers”) and DLS Law Firm as Seller Representative.  Capitalized terms not defined herein have the meanings ascribed to them in that certain Share Purchase Agreement dated as of March 14, 2011 by and among the Purchaser, the Company, the Sellers and the Seller Representative (the “Original Agreement”).

RECITALS

WHEREAS, Section 12.5 of the Original Agreement provides that the Original Agreement may be amended, supplemented or modified by a writing signed on behalf of each of the parties thereto; and

WHEREAS, the parties hereto desire to revise the number of shares of OCZ Common Stock issuable to each Seller in exchange for that number of Shares set forth opposite each Seller’s name on the consideration schedule attached hereto as Exhibit A (the “Revised Consideration Schedule”), to revise certain adjustments to Purchase Price in the Original Agreement, and to revise the termination fees payable in Original Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual representations, warranties, promises and agreements herein made, and for other good and valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, and intending to be legally bound, the parties hereto do hereby agree as follows:

1.
The Revised Consideration Schedule shall replace the Consideration Schedule in its entirety, and all references in the Original Agreement to the “Consideration Schedule” shall refer to the Revised Consideration Schedule.

2.	Section 1.4 of the Original Agreement is hereby amended and restated in its entirety as follows:

1.4          For purposes hereof:

(a)  “OCZ Common Stock” means the shares of common stock of the Purchaser, par value US$0.0025.

(b)  “Consideration” shall equal (i) US$569,343 (the “Cash Consideration”) and (ii) 4,200,000 whole shares of OCZ Common Stock, subject to any adjustments set forth herein (the “Stock Consideration”).

3.	Section 3.2 of the Original Agreement is hereby amended to add the following new paragraph (f):

(f)   Notwithstanding the foregoing, in no event may (x) the deduction from the Purchase Price at the Closing pursuant to Section 3.2(b), nor (y) the amount that the Escrow Agent may deliver to the Purchaser out of the Escrow Fund if the Closing Working Capital is less than the Expected Working Capital Amount (less the amount, if any, of any shortfall previously deducted from the Purchase Price in accordance with Section 3.2(b) above) pursuant to Section 3.2(d), either alone or in the aggregate, exceed US$100,000.  For purposes of this paragraph, the number of shares of OCZ Common Stock to be deducted from the Purchase Price or delivered to the Purchase out of the Escrow Fund shall be determined by dividing $7.62 and rounded to the nearest whole share of OCZ Common Stock.

4.	Section 8.2 of the Original Agreement is hereby amended and restated in its entirety as follows:

(m)         Delivery of Shares. Sellers holding at least 80% of the Shares shall have caused the Company to deliver to the Purchaser evidence of the Purchaser’s ownership of their Shares, certified by the representative director of the Company, together with a duly executed instrument of transfer in the form attached hereto as Exhibit G.

5.	Section 11.3 of the Original Agreement is hereby amended and restated in its entirety as follows:

11.3        Fees and Expenses.

(a)   Except as expressly provided herein, all fees and expenses incurred by the parties in connection with this Agreement and the Transactions shall be paid by the relevant party incurring such fees and expenses; provided, that the Purchaser agrees to pay the legal fees and costs of the Company up to an aggregate amount of US$200,000 (the “Company Legal Fee Amount”), which amount shall be deducted from the Purchase Price.  For purposes of this paragraph, the number of shares of OCZ Common Stock to be deducted from the Purchase Price shall be determined by dividing $7.62 and rounded to the nearest share of OCZ Common Stock.

(b)  A termination fee equal to:

(i) the greater of US$4.8 million or the dollar amount equal to 20.0% of the aggregate consideration to be received by the Company or the Sellers, as applicable, in any agreement providing for the merger or acquisition of the Company or the license or sale of substantially all of its assets, or any similar transaction, without regard to any potential adjustments contemplated in any such agreement, shall be paid by the Company to the Purchaser, in the event of (x) any termination of this Agreement and (y) the Company executes any agreement providing for the merger or acquisition of the Company, or any license or sale of substantially all of its assets, or any similar transaction within twelve (12) months following such termination.

(ii) US$1.6 million shall be paid by the Company to the Purchaser in the event of any termination of this Agreement if the Purchaser has satisfied all of its conditions to Closing pursuant to Section 8.1 and the condition in Section 8.2(f) has not been satisfied; provided, that such amount shall not be payable if Key Employees are unable to enter into Employment Agreements due to death, incapacity, or similar disability.

(iii) US$3.2 million shall be paid by the Purchaser to the Company in the event of any termination of this Agreement by the Company pursuant to Section 11.1(e).

(c)  Notwithstanding the foregoing, no termination fee shall be payable pursuant to this Section 11.3 if the unavailability of Korean governmental approvals necessary to satisfy the conditions to Closing pursuant to Section 8.1 (in the case of the Purchaser) or Section 8.2 (in the case of the Company) results in the termination of this Agreement pursuant to Section 11.1; provided, that, for the sake of clarity, this Section 11.3(c) shall not apply to eliminate any termination fee if the Purchaser has waived any of the conditions to Closing pursuant to Section 8.2 with respect to individual holders of Shares and the Company refuses to proceed to the Closing.

(d)  Any termination fee due under Section 11.3(b)(i) or (ii) shall be paid by the Company to the Purchaser by wire transfer of immediately available U.S. funds, to such account information provided by the Purchaser, within one (1) Business Day after the date of termination of this Agreement by the Purchaser.  Any termination fee due under Section 11.3(b)(iii) may be paid, in the option of the Purchaser, in OCZ Common Stock (valued as of the date of termination by the Company) or in immediately available U.S. funds, to such account information provided by the Company, within one within one (1) Business Day after the date of termination of this Agreement by the Company.

(e)  The parties acknowledge that the agreements contained in this Section 11.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement.  If either party fails to promptly pay to the other party any fee due hereunder, the non-paying party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus 1% per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

6.	Section 12.5 of the Original Agreement is hereby amended and restated in its entirety as follows:

12.5    Amendments.  This Agreement may be amended, supplemented or modified by a writing signed on behalf of the (a) Purchaser, (b) the Company, and (c) either the Seller Representative or a majority in interest of the Sellers; provided, that no amendment, supplement or modification may be made to the duties, responsibilities, obligations or liabilities of the Seller Representative, including but not limited to those set forth in Section 10 of this Agreement, without the consent of the Seller Representative.

7.	Section 12.6 of the Original Agreement is hereby amended and restated in its entirety as follows:

12.6    Expenses.  The Purchaser shall bear the expenses of the Purchaser in connection with this Agreement and the Transactions.  The Company shall bear the expenses of the Company and Sellers in connection with this Agreement and the Transactions, including, without limitation, financial advisors’, attorneys’ and accountants’ fees and any transfer taxes, if any, in connection with this Agreement and the Transactions; provided, that the Purchaser agrees to pay the Company Legal Fee Amount (and the number of shares of OCZ Common Stock representing such amount shall be deducted from the Purchase Price, determined by dividing such amount by $7.62 and rounding to the nearest whole share of OCZ Common Stock).  Notwithstanding anything in the foregoing, in the event that any expenses of the Company or the Sellers have not been paid by the Company as of the Closing (other than the Company Legal Fee Amount), such expenses shall be deducted from the Purchase Price payable to Sellers under Section 1 hereof.

8.
The Company and Sellers holding at least 80% of the Shares shall complete and file all applicable Korean foreign exchange filings with the Bank of Korea (the “Required Filings”) by the close of the business day on March 22, 2011 (the “Deadline”).  If the Company and such Sellers do not make the Required Filings by the Deadline, Sections 1, 2, 3, 4, 5 and 7 of this Amendment shall be of no further force and effect, and the provisions of the Original Agreement referenced in such Sections of this Amendment shall be reinstated in all respects, with no further action required of any party hereto.

9.	This Amendment shall be governed by and interpreted in accordance with the laws of the State of California applicable to agreements made and to be performed in the State of California.

10.
This Amendment and the exhibit hereto, together with the Original Agreement and the documents and instruments and other agreements specifically referred to therein or delivered pursuant thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.	Except as specifically modified herein, the Original Agreement remains in full force and effect.

12.
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Execution and delivery of this Amendment by facsimile or other electronic transmission in PDF format shall constitute due execution and delivery for all purposes.

[Remainder of page intentionally blank.  Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

PURCHASER

OCZ TECHNOLOGY GROUP, INC.

By:	/s/ Ryan M. Petersen
Name: Ryan M. Petersen
Title: President and Chief Executive Officer

COMPANY

INDILINX CO., LTD.

By:	/s/ Bumsoo Kim
Name:	Bumsoo Kim
Title:	President and Chief Executive Officer

SELLER REPRESENTATIVE

DLS LAW FIRM

By:	/s/ Lee Seung-Han
Name: Lee Seung-Han
Title: General Partner

SELLERS

For and on behalf of all the Sellers

By:	/s/ Bumsoo Kim
Name:	Bumsoo Kim
Title:	Attorney-in-fact

[Signature page to First Amendment to Share Purchase Agreement]